EXHIBIT 21.1

Subsidiaries of Humanigen, Inc.

Name	State/Country of Incorporation/Formation	Status
Humanigen, Ltd.	United Kingdom	Inactive

Humanigen Australia Pty, Ltd.	Australia	Active